Exhibit 10.3

KEY EMPLOYEE RETENTION INCENTIVE AGREEMENT

This Key Employee Retention Incentive Agreement (this “Agreement”) is made and entered into effective as of November 4, 2014, 2014 (the “Effective Date”), between Dendreon Corporation (the “Company”), and Greg Cox (“Employee”).

RECITALS

A. Employee occupies a key position with the Company. In order to ensure the continued effective conduct of the Company’s business, the Company will require the continuous services of Employee as the Company explores alternatives for maximizing the Company’s value.

B. Employee has provided, and is expected to continue to provide, essential and critical services necessary for the Company to maintain and preserve its value and that the loss of Employee would adversely impact the Company’s ability to execute on intended strategic alternatives.

C. The Company desires to offer Employee a retention incentive to encourage Employee to remain with Dendreon throughout the transition process.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Board” shall mean the Company’s Board of Directors.

(b) “Cause” shall exist where, in the Company’s sole reasonable discretion, the Company determines that (i) Employee has been insubordinate or refused or failed to carry out the instructions of the Company or the Board relating to the Company’s business and strategic plans for the Company; (ii) Employee has engaged in misconduct or negligence in performing Employee’s duties and responsibilities; (iii) Employee has engaged in conduct which is dishonest, criminal, fraudulent, or otherwise involves moral turpitude, or which is materially injurious to the Company; and/or (iv) Employee has engaged in activity prohibited by any other agreement between Employee and the Company. For the avoidance of doubt, this definition of Cause shall apply only to this Agreement and shall have no effect on any other agreement, plan or policy of the Company that may apply to the Employee and the definition of “cause” contained in such agreement, plan or policy shall control.

(c) “Disability” shall have the meaning as provided under Section 409A.

(d) “Retention Incentive” shall mean a cash award as described in Section 2 hereof.

(e) “Net Retention Incentive” shall mean the Retention Incentive after reduction for applicable withholding taxes and other deductions.

(f) “Repayment Trigger” has the meaning specified in Section 2(b).

(g) “Section 409A” has the meaning specified in Section 10.

(h) “Transaction” shall mean the first to occur of the following: (i) a transaction or series of transactions pursuant to which any Person acquires, directly or indirectly, securities of the Company (not including the securities beneficially owned by such Person or any securities acquired directly from the Company or any affiliate thereof) representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a merger, amalgamation or consolidation of the Company with any other corporation, other than a merger, amalgamation or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, amalgamation or consolidation; (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets (whether or not pursuant to Chapter 11 of Title 11 of the United States Code), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (iv) a restructuring, reorganization (whether or not pursuant to Chapter 11 of Title 11 of the United States Code) and/or recapitalization of all or substantially all of the Company’s outstanding indebtedness (including bank debt, bond debt, and other on and off balance sheet indebtedness), trade claims, leases (both on and off balance sheet) or other liabilities. For purposes of this Section 1(d), “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

2. Retention Incentive.

(a) Payment of the Retention Incentive. The Company shall pay to Employee a Retention Incentive, in a lump sum payment, in an amount equal to one hundred and thirty-five thousand dollars ($135,000.00) no later than the first regular scheduled payroll date following the Effective Date.

(b) Repayment of the Retention Incentive. Employee will be required to repay to the Company the Net Retention Incentive, to the extent previously paid to Employee in accordance with Section 2(a), in the event Employee’s employment with the Company terminates for any reason prior to a Transaction in which case Employee shall make such repayment no later than thirty (30) days following Employee’s termination of employment (the “Repayment Trigger”); provided, however, there shall be no Repayment Trigger for a termination by the Company without Cause or due to the Employee’s death or Disability. If the Repayment Trigger occurs in 2015 (except in the case of a termination of employment by the Company for Cause), the Net Retention Incentive to be repaid shall be reduced by the amount of taxes paid by Employee in respect of the Retention Incentive, if any, that Employee is unable to recover plus any additional amount required to put Employee in the same after-tax position as if the Retention Incentive had not been paid, provided that Employee submits documentation in a form reasonably acceptable to the Company supporting that Employee is unable to recover such taxes.

3. Withholding. The Retention Incentive payable to Employee shall be reported as income on the Employee’s Form W-2 for the 2014 fiscal year and shall be subject to applicable taxes and withholding.

4. Effect on Severance and Other Benefits. This Agreement shall not affect Employee’s eligibility or entitlement to receive any benefits payable to Employee under any severance, change of control or similar plan, policy or agreement with the Company.

5. Other Rights and Agreements. This Agreement does not create any employment rights not specifically set forth herein with respect to Employee. An Employee’s employment remains at-will and can be terminated by the Company at any time and for any reason, with or without cause. This Agreement contains the entire understanding of the Company and Employee with respect to the subject matter hereof.

6. Confidentiality. Employee agrees that the matters described in this Agreement are highly confidential. Accordingly, except as required by applicable law, Employee agrees and covenants that he will not disclose, reveal, publish, disseminate, or discuss, directly or indirectly, to or with any other person or entity the terms of this Agreement other than his immediate family, his/her lawyer and his/her tax advisor and that any such disclosure, revelation, publication, dissemination or discussion shall result in the immediate forfeiture of the entire Retention Incentive.

7. Amendment. This Agreement may be amended or revised only by written agreement signed by an authorized officer of the Company and Employee.

8. Binding Effect. This Agreement shall be binding on Employee, his/her executor, administrator and heirs, but may not be assigned by him/her. This Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

9. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.

10. Section 409A. The Company intends that the Retention Incentive is not compensation paid under a “nonqualified deferred compensation plan” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) , and this Agreement shall be interpreted, construed and administered in a manner that reflects this intention.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DENDREON CORPORATION

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Greg Cox
Greg Cox